       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1997
                            REGISTRATION NO. 333-________

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                ______________________

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                ______________________

                                    EGGHEAD, INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  WASHINGTON                         91-1296187
        (STATE OR OTHER JURISDICTION OF   (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION OR ORGANIZATION)

                                 22705 EAST MISSION
                           LIBERTY LAKE, WASHINGTON  99019
                 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                    SURPLUS SOFTWARE, INC. 1996 STOCK OPTION PLAN
                              (FULL TITLE OF THE PLANS)

                                   BRIAN W. BENDER
                      VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                    EGGHEAD, INC.
                                  22705 EAST MISSION
                           LIBERTY LAKE, WASHINGTON  99019
                                    (509) 922-7031
              (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                ______________________

                                       COPY TO:
                                 CHARLES J. KATZ, JR.
                                     PERKINS COIE
                            1201 THIRD AVENUE, 40TH FLOOR
                            SEATTLE, WASHINGTON 98101-3099
                                ______________________

                           CALCULATION OF REGISTRATION FEE


TITLE OF SECURITIES      AMOUNT TO BE            PROPOSED MAXIMUM            PROPOSED MAXIMUM              AMOUNT OF
TO BE REGISTERED         REGISTERED          OFFERING PRICE PER SHARE(3)  AGGREGATE OFFERING PRICE(3)   REGISTRATION FEE
COMMON STOCK,
$.01 PAR VALUE (1)       289,104 Shares(2)         $1.0133861                      $292,974                    $88.78



(1) Pursuant to an Agreement and Plan of Merger, dated as of April 30, 1997 and amended as of may 23, 1997 (the "Merger Agreement"), among the Registrant, North Face Merger Sub, Inc. and Surplus Software, Inc. ("Surplus Direct"), the Registrant assumed all of the outstanding options to purchase common stock of Surplus Direct under the Surplus Software, Inc. 1996 stock option plan (the "Surplus Direct Assumed Options"), with appropriate adjustments to the number of shares and exercise price of each Surplus Direct Assumed option to reflect the ratio at which the Surplus Direct common stock was converted into common stock of the Registrant under the Merger Agreement.
(2) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Surplus Software, Inc. 1996 Stock Option Plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.
(3) Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the aggregate offering price and the registration fee have been computed upon the basis of the price at which the options may be exercised.

                                       PART II

                    INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference into this Registration Statement:

          (a) The Registrant's Annual Report on Form 10-K for the year ended March 29, 1997, filed with the Securities and Exchange Commission (the "Commission") on June 27, 1997, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

          (c) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on May 13, 1988 under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 23B.08.320 of the Washington Business Corporation Act, Article X of the Registrant's Articles of Incorporation limits a director's liability to the Registrant or its shareholders for monetary damages arising from his or her conduct as a director, except for acts or omissions that involve intentional misconduct or a knowing violation of law, approval of distributions or loans in violation of Section 23B.06.400 of the Washington Business Corporation Act or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. As permitted by Section 23B.08.560 of the Washington Business Corporation Act, Article IX of the Registrant's Bylaws (as currently amended) provides that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents against any and all loss, liability, expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement (each, a "Loss") actually and reasonably incurred or suffered in connection with any actual or threatened claim, suit or proceeding, whether civil, criminal, administrative or investigative, except for a Loss arising out of acts or omissions finally adjudged to be intentional misconduct or a known violation of law, approval of distributions or loans that are finally adjudged to be in violation of RCW 23B.06.400 or any transaction in which it is finally adjudged that the indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled. The Registrant's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification, and to enter into agreements to indemnify its officers and directors in furtherance of
Article IX of the Registrant's Bylaws. The Registrant has entered into such agreements with certain of its officers and directors.

ITEM 8.  EXHIBITS


Exhibit
Number                        Description
-------  ---------------------------------------------------------------------
 5.1 Opinion of Perkins Coie regarding legality of the common stock being registered

23.1     Consent of Arthur Andersen LLP

23.2     Consent of Perkins Coie (included in its Opinion filed as Exhibit 5.1)

24.1     Power of Attorney (see Signature Page)

99.1     Surplus Software, Inc. 1996 Stock Option Plan

ITEM 9.  UNDERTAKINGS

A.   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty Lake, State of Washington, on the 13th day of August, 1997.

                                   EGGHEAD, INC.

                                   By /s/ George P. Orban
                                     -----------------------------------------
                                     George P. Orban
                                     Chairman of the Board and Chief Executive
                                     Officer

                                  POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints George P. Orban and Brian W. Bender, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, to sign in the name and on behalf of such person, individually and in each capacity stated below, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the 13th day of August, 1997 in the capacities indicated.

Signature                              Title

/s/ George P. Orban
-----------------------------          President, Chief Executive Officer and
George P. Orban                        Director (Principal Executive Officer)

/s/ Brian W. Bender
-----------------------------          Vice President and Chief Financial
Brian W. Bender                        Officer (Principal Financial and
                                       Accounting Officer)


-----------------------------          Director
Richard P. Cooley

/s/ Eric P. Robison
-----------------------------          Director
Eric P. Robison

/s/ Terence M. Strom
-----------------------------          Director
Terence M. Strom


-----------------------------          Director
Samuel N. Stroum

/s/ Melvin A. Wilmore
-----------------------------          Director
Melvin A. Wilmore

                                  INDEX TO EXHIBITS

Exhibit                                                          Sequentially
Number                        Description                        Numbered Page
-------  --------------------------------------------------      -------------
 5.1 Opinion of Perkins Coie regarding legality of the common stock being registered

23.1     Consent of Arthur Andersen LLP

23.2     Consent of Perkins Coie (included in its
         Opinion filed as Exhibit 5.1)

24.1     Power of Attorney (see Signature Page)

99.1     Surplus Software, Inc. 1996 Stock Option Plan